Exhibit 10.27

Brink's U.S.
A Division of Brink's Incorporated
555 Dividend Drive
Coppell, Texas 75019
Office:
Email:

Simon Davis
Senior Vice President & Chief HR Officer

July 2, 2021

Mark Eubanks
Delivered via email

Dear Mark,

It is a pleasure to formally offer you the position of Executive Vice President and Chief Operating Officer of The Brink’s Company.

The following outlines the terms of our offer:

Position:	EVP & COO
Start Date:	No later than September 1, 2021
Location:	Coppell, TX (Executive to establish family residence in the Dallas area within 12 months of start date. Standard company relocation assistance subject to a cap of $150,000).
Housing / Travel Allowance
Taxable housing allowance up to $5,000 per month, available for up to 12 months from date of hire. 2x economy return trip airfare per month for up to 12 months between Dallas and Pittsburgh (taxable benefit). If additional trips are needed, these should be combined with business travel if possible enabling the trips to be expensed.

Annual Salary:	$700,000
Annual Bonus Target:
In accordance with the terms of the Brink's Incentive Plan, which may be changed from time to time, at a target percentage of 100% of Base Salary and with a potential award range from 0% - 200% of target (0% - 200% of Base Salary). Your 2021 bonus payment will be prorated based on completed months of the performance period served for the calendar year ending 12/31/2021.

Annual LTl Target Value:
Target award of $2,100,000 Long Term Incentive (LTl) grant-date value, subject to approval by the Compensation and Benefits Committee of the Board of Directors (Committee) pursuant to the 2017 Equity Incentive Plan (Plan) ("2021 LTl"). This grant will be awarded as soon as practical after your hire-date as follows:
•50% of the target value in Restricted Stock Units (RSUs), 1/3 of which will vest on the last trading date in September over the next 3 years; and
•50% of the target value in Performance Share Units (PSUs) which have a 2-year performance period ending December 31, 2022 and an additional vesting period ending February 24, 2024 and pay out between 0% and 200% of target shares based on achievement of a 2-year internal cumulative EBITDA target the results of which will be certified by the Committee in February 2023.

Vacation:	You will be eligible for 4 weeks of paid vacation. Based on your start date, your current vacation will be prorated in this calendar year.
Benefits:
You will be eligible for Brink's health, life, and disability insurance and the 401 (k) savings plan for salaried employees, in accordance with the plan provisions for 2021. Your group insurance will become effective immediately upon your first day of employment with Brink's provided you complete the required enrolment forms.
Additional executive benefits will include:
•Executive Salary Continuation Plan (ESCP) - additional Life I Disability insurance equal to 3x salary payable over 10 years from date of death or disability
•Key Employees Deferred Compensation Program (KEDCP) - opportunity to defer salary, annual bonus and LTl grants with 100% company match up to 10% of base salary and bonus
•Opportunity to have a company-paid concierge health benefit with annual physical and 24/7 care

Severance Benefits:
Upon your start date, you will participate in the Severance Pay Plan on the same basis as other non-CEO senior executives. In the event you are terminated by the Company without Cause or you terminate for Good Reason, each as defined under the terms of the Company’s Severance Pay Plan, you would receive the following:

•Cash severance equal to the sum of the then current base salary rate and full-year target annual incentive opportunity
•Pro-rated annual incentive provided participation in the Brink's Incentive Plan is at least 6 months in the year of termination
•Health care and outplacement benefits for 12 months
•Continued vesting of annual LTl awards that would have vested to the same extent as if the executive had remained employed until the first anniversary of the termination date
•Restrictive covenants apply during the 12- month period (confidentiality, non-solicitation and non-competition)

Enhanced Severance Benefits
For a period ending on the 60th day following your ninth calendar month of employment with the Company, and subject to the terms of restrictive covenants of the Severance Pay Plan, you shall be eligible for the following:
•In the event you are terminated by the Company without Cause or you terminate for Good Reason during the first nine calendar months of your employment with the Company, you will receive the Severance Pay Plan benefits outlined above and, in addition, the PSUs granted as part of the 2021 LTl will become fully and immediately vested and deemed earned at the target level, and the RSUs granted as a part of the 2021 LTl will vest on the one year anniversary of the grant date of the 2021 LTl.
•The definition of Good Reason shall include the following event that is not cured by the Company within 30 days after written notice thereof from you to the Company which written notice must be made no later than the 60th day following your ninth calendar month of employment with the Company:
◦Without your express written consent, the Board of Directors of the Company fails to appoint you as the Company's Chief Executive Officer.

Change in Control Severance Benefits:
You will be provided the same change-in-control agreement provided to other senior executives. The agreement provides that, in the event of an involuntary termination without Cause or termination with Good Reason (each as defined in the agreement) within two years of a change-in control transaction, you would receive:
•Cash severance equal to the product of (x) 2.0 multiplied by (y) the sum of the then-current base salary rate and the 3-year average annual incentive payout (target bonus is substituted for years where there was no bonus payout because of employment for less than three years)
•Pro-rated annual incentive award for the year of termination, based on the 3-year average actual annual incentive payout
•Health care benefit coverage for 18 months
•Accelerated vesting of unvested equity awards, per the award agreements
•Restrictive covenants would apply

Share Ownership Guidelines:	Consistent with the current policy, you will be subject to a stock ownership guideline of three times base salary as EVP & COO.

This position being offered is employment at will, which means that either you or the Company may terminate the employment relationship at any time without notice, for any reason.

As a pre-condition to perform the duties of the above-referenced position, which will involve exposure to confidential and/or proprietary information belonging to the Company and its clients and/or customers, you will be required to execute the attached Confidentiality and Non-Competition Agreement. If you have any questions about this agreement, please contact me.

Employment is contingent upon successful completion of the pre-employment process to include, but not limited to: a background investigation and a "results negative" outcome on the drug screen, which will be the final step in this process.

If you have any additional questions regarding the details of our offer, please feel free to contact me at .

Sincerely,

/s/ Simon Davis
Simon Davis
Senior Vice President & Chief HR Officer

Accepted this     7th day of July, 2021                    /s/ Mark Eubanks
                                    Mark Eubanks